Exhibit 4.8

SUPPLEMENTAL WARRANT INDENTURE

THIS SUPPLEMENTAL WARRANT INDENTURE dated for reference as of June 30, 2021.

BETWEEN:

HARVEST HEALTH & RECREATION INC., a corporation existing under the laws of British Columbia (the “Corporation”)

AND:

ODYSSEY TRUST COMPANY, a trust company existing under the laws of Alberta and registered to carry on business in the provinces of British Columbia and Alberta (the “Warrant Agent”)

WHEREAS:

A.
The Corporation and the Warrant Agent are parties to a warrant indenture dated as of December 20, 2019,(the “Indenture”) which provides for the issuance of an unlimited number of Warrants (as defined in the Indenture) subject to the conditions and limitations set forth in the Indenture;
B.
Each Warrant entitles the holder thereof to acquire one (1) Subordinate Voting Share (as defined in the Indenture) upon payment of the Exercise Price (as defined in the Indenture) prior to the Expiry Time (as defined in the Indenture), upon the terms and conditions set forth in the Indenture; and
C.
In accordance with Section 8.1(e) and Section 8.1(f) of the Indenture, the parties hereto agree to enter into this Supplemental Warrant Indenture to amend the Indenture to change the currency of the Exercise Price from Canadian dollars to the United States dollar equivalent thereof as at December 20, 2019, as set forth herein.

NOW THEREFORE in consideration of the mutual covenants herein and such other good and valuable consideration exchanged between the Corporation and the Warrant Agent, the receipt and sufficiency of which is agreed to and acknowledged by each of the parties, the Corporation and the Warrant Agent covenant and agree as follows:

1.
Section 1.1 of the Indenture shall be amended by replacing the term “Exercise Price” with the following:

“Exercise Price” at any time means the price at which a whole Subordinate Voting Share may be purchased by the exercise of a whole Warrant, which is initially USD$2.78 per Subordinate Voting Share, payable in immediately available United States funds, subject to adjustment in accordance with the provisions of Section 4.1;

2.
The form of Warrant Certificate appended to the Indenture, including Schedule “B” - Exercise Form attached thereto, shall be amended to replace any reference to “CDN$3.66” to “USD$2.78”.
3.
The Indenture shall be modified in accordance with this Supplemental Warrant Indenture, and this Supplemental Warrant Indenture shall form part of the Indenture for all purposes and every Warrantholder (as that term is defined in the Indenture) shall be bound thereby.

4.
All capitalized terms not otherwise defined in this Supplemental Warrant Indenture shall have the same meanings ascribed thereto in the Indenture and any references herein to articles, section numbers and paragraphs shall refer to the articles, section numbers and paragraphs in the Indenture.
5.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Warrant Indenture to be duly executed as of the day and year first referenced above.

HARVEST HEALTH & RECREATION INC.

By:	/s/ Deborah K. Keeley
Authorized Signatory

ODYSSEY TRUST COMPANY

By:
Authorized Signatory
By:
Authorized Signatory